Exhibit 5.1
Horwitz + Armstrong
A Professional Law Corporation

14 Orchard, Suite 200	North San Diego Office
Lake Forest, California 92630	804 N. The Strand #9
T: (949) 540-6540	Oceanside, CA 92054
F: (949) 540-6578

November 1, 2019

Know Labs, Inc.
500 Union Street, Suite 810
Seattle, WA 98101

Re:           Registration Statement on Form S-1

Gentleman:

This law firm has represented Know Labs, Inc., formerly known as Visualant, Incorporated, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of up to 14,337,632 shares of the Company’s common stock, consisting of:

(i) up to 4,242,515 shares of common stock underlying the principal amount of registrants 8% Unsubordinated Convertible Notes (“Principal Shares”)
(ii) up to 339,401 shares of common stock issuable by the registrant upon the conversion of interest accrued under the 8% Unsubordinated Convertible Notes (“Interest Shares”)
(iii) up to 2,121,258 shares (the "Investor Warrant Shares") of common stock issuable upon the exercise of outstanding investor's warrants at an exercise price of $1.20 that were previously issued to the Selling Shareholders in connection with 8% Unsubordinated Convertible Notes offering that closed in a series of closings between February 15, 2019 and May 28, 2019.
(iv) 542,102 shares of our common stock issuable upon the exercise of outstanding placement agent warrants (the “Placement Agent Warrants”) at an exercise price of $1.20 per share that were previously issued to Boustead Securities, LLC and its assigns.
(v) up to 3,108,356 shares of common stock underlying the outstanding Series D Convertible Preferred Stock which is convertible at any time at an initial conversion price of $0.25 per share of our common stock subject to adjustment for certain events (“Series D Shares”). There are currently 3,108,356 common shares estimated to underlying the 1,016,004 issued and outstanding Series D Shares.
(vi) up to 3,984,000 shares of common stock issuable upon conversion of outstanding Series F Warrants at an exercise price of $0.25 per share that were previously issued to one of the Selling Shareholders in connection with Preferred Stock and Warrant Purchase Agreement dated November 10, 2016 (“Series F Warrant Shares”).

(collectively, the “Shares” and “Warrant Shares”)

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering this opinion, we have examined (i) the Registration Statement and the exhibits thereto, (ii) the Company’s Amended and Restated Certificate of Incorporation, and all amendments thereto, including preferred stock designations, (iii) the Bylaws of the Company and all amendments thereto, (iv) certain resolutions of the board of directors of the Company, relating to the issuance and sale of the Shares and the Series D Convertible Preferred Stock, (v) Series F Warrants, (vi) the Principal and Interest Shares, Investor Warrant Shares, and Placement Agent Warrants and (vii) certificates of officers of the Company and of public officials and other such records, instruments and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified and conformed copies and the authenticity of the originals of such documents.

Based on the foregoing, we are of the opinion that the Shares covered by the Registration Statement are, upon issuance, validly issued, fully paid and non-assessable.

We express no opinion as to the effect or application of any laws or regulations other than those of the Nevada General Corporation Law (including the statutory provisions and all applicable provisions of the Nevada Constitution and the reported judicial cases interpreting those laws currently in effect) and the federal laws of the United States, in each case as currently in effect.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or Warrant Shares, the Registration Statement or the prospectus included therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and being named in the prospectus included in the Registration Statement under the heading “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Horwitz + Armstrong Horwitz + Armstrong, A Professional Law Corporation